Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A common stock, par value $1.00 per share, of The Bureau of National Affairs, Inc.

Dated: October 4, 2011                                                        BLOOMBERG INC.

By:	/s/ Peter Grauer
Name: Peter Grauer
Title: Chairman of the Board and Treasurer

Dated: October 4, 2011                                                        BLOOMBERG-BNA HOLDINGS INC.

By:	/s/ Peter Grauer
Name: Peter Grauer
Title: Chairman of the Board and Treasurer